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                                                                    Exhibit 99.1

                                                              [Lightbridge Logo]


                       Lightbridge Announces Restructuring

   A REDUCTION IN WORKFORCE OF ABOUT 9%; EXPECTED ANNUALIZED SAVINGS OF $4.2M
                Company reaffirms fourth quarter revenue outlook

BURLINGTON, MA - DECEMBER 16, 2004 - Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today announced a restructuring of its business in order to lower overall expenses to better align them with future revenue expectations. Today's action follows the Company's recent announcement of an anticipated revenue reduction as a result of the acquisition of AT&T Wireless Services, Inc. by Cingular Wireless LLC.

The restructuring consists of a total workforce reduction of about thirty-six positions together with cuts to overhead spending. Excluding the Company's call center workforce, this represents a nine percent employee reduction and is expected to produce approximately $4.2 million in annual pre-tax savings commencing in the first quarter of 2005.

For the fourth quarter of 2004, the Company expects to record a restructuring charge of approximately $1.4 million associated with the workforce reduction.

FOURTH QUARTER 2004 GUIDANCE

The Company reaffirmed its revenue guidance of $30.0 - $32.0 million for the fourth quarter of 2004 with Authorize.Net expected to contribute in the range of $9.2 to $9.5 million. The Company's previously issued guidance of a ($0.02) - ($0.08) loss per share for the fourth quarter of 2004 will be increased by a ($0.05) loss per share related to the restructuring charge.

In addition, as a result of recent developments in the Company's business, the Company is currently evaluating the adequacy of the valuation allowance against its deferred tax assets. This evaluation is not yet complete. If an increase in the valuation allowance is required, it will reduce the amount of the Company's deferred tax assets at December 31, 2004, resulting in an additional non-cash charge in the fourth quarter of 2004. Loss per share guidance for the fourth quarter of 2004 does not include the effect, if any, of this charge.

                                    - more -


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FOURTH QUARTER 2004 FINANCIAL RESULTS: WEBCAST INFORMATION

Lightbridge has scheduled its webcast and conference call to discuss the Company's fourth quarter and year end 2004 financial results for Wednesday, January 27, 2005 at 5:00 P.M. (EST).


                  ACCESS TO LIVE CALL             REPLAY OF CALL
                  -------------------             --------------
                  o Go to: www.lightbridge.com
Internet users    o Click on Investor Relations   Available until 2/10/2005
                    section and follow prompts
                    to listen to webcast over
                    the Internet
---------------------------------------------------------------------------
                  888-802-8576                    877-519-4471
U.S. dial-in                                      Passcode: 5511058

                                                  Avail. until 2/3/2005
---------------------------------------------------------------------------
                  973-935-8515                    973-341-3080
International
 dial-in                                          Passcode: 5511058

                                                  Avail. until 2/3/2005
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ABOUT LIGHTBRIDGE

Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning and e-commerce company that businesses trust to manage customer transactions.
Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice and data services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com or call 800-LIGHTBR.

                                       ###

CONTACTS

LYNN RICCI
Investor Relations
Lightbridge, Inc.
781/359-4854

lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE, and the Lightbridge logo are registered trademarks of Lightbridge Inc.

All other trademarks and registered trademarks are the properties of their respective owners.


Forward-looking Statements: Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company's objectives, plans, strategies and commitments for the future including, without limitation, the financial impact of the Company's restructuring and other potential charges, the impact of the acquisition of AT&T Wireless Services, Inc.
by Cingular Wireless LLC and the fourth quarter of 2004 financial guidance for the Company are forward-looking statements that involve risks and uncertainties.
Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry including, without limitation, the acquisition of AT&T Wireless Services, Inc. by Cingular Wireless LLC, the payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry, (v) uncertainties


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about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans, strategies or commitments as a result of potential technological, operational, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, and (viii) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company undertakes no obligation to update any forward-looking statements.